Exhibit 99.1

NEWS

CONTACT: Tom Marder

(301) 380-2553

thomas.marder@marriott.com

MARRIOTT INTERNATIONAL ANNOUNCES TOP EXECUTIVE MOVES
Steps Will Position Company To Expand Industry Leadership

BETHESDA, MD, March 9, 2009 - Marriott International, Inc. (NYSE: MAR) today is announcing significant new executive moves that it expects will position the company to expand its industry leadership and drive long-term profitability.

Effective May 1, William J. Shaw, currently president and chief operating officer, will become vice chairman of the company, an executive position reporting to J.W. Marriott, Jr., chairman of the board and chief executive officer.   Mr. Shaw will continue to serve on the board of directors.  John Marriott III, chief executive officer of JWM Family Enterprises, L.P., a private partnership, will continue to serve as vice chairman of the board.

Arne M. Sorenson, executive vice president, chief financial officer, and president, continental European lodging, will become president and chief operating officer of the company, reporting to Mr. Marriott.

Carl T. Berquist, executive vice president financial information and enterprise risk management, will become executive vice president and chief financial officer, reporting to Mr. Shaw. Mr. Berquist will retain his role as the company's principal accounting officer.

In speaking to a meeting of associates at the company's headquarters, Mr. Marriott said, "The steps we are taking today are important and will put Marriott in the strongest position for a successful future. In these unprecedented times, the company is fortunate to have extraordinary executives who will expand our industry leadership and drive long term opportunity."

"In his 34 years with Marriott, Bill Shaw has provided tremendous leadership, especially during the past 12 years as president and chief operating officer overseeing global operations across all of our brands," according to Mr. Marriott.

"Bill has assembled a first rate management team, with expertise second-to-none in our industry.   In his new position, he will oversee our global finance and owner and franchise services areas, as well as architecture and construction and information resources, to support our continued global growth. Bill has managed through several recessions since he joined the company in 1974, and his wise financial judgment was, and continues to be, invaluable to the company.

"Since joining Marriott 12 years ago, Arne has rapidly emerged as one of the most effective senior executives in our industry. His success across a wide scope of disciplines uniquely positions him for this role in our company at a time when both the challenges and opportunities for growth are tremendous.

"Moving from the CFO position to president and chief operating officer, Arne will have an opportunity to build on his operations experience as president of continental European lodging," Mr. Marriott continued. "In his new role, he'll oversee the performance and growth of all of our brands and businesses throughout the world."

Mr. Shaw has been pivotal in Marriott's rapid growth.  Since joining the company, he has held key financial, development and operating positions in the company before being appointed president and chief operating officer in 1997. Since then, he has overseen operations as Marriott expanded from 1,500 hotels and 300,000 rooms in 54 countries to nearly 3,200 hotels and 560,000 rooms in 66 countries.   Under Mr. Shaw the company has exited non-core businesses, protected hotel margins by deploying systems and technology to reduce costs, enhanced productivity and streamlined operations.

Mr. Sorenson joined Marriott in 1996, and in 1997, led the acquisition of the Renaissance Hotels and Resorts brand. He was named chief financial officer in 1998. Under Mr. Sorenson's leadership as CFO, Marriott has recycled over $5 billion of capital through the sale of assets, repurchased over 250 million shares of the company's common stock, and strengthened the company's balance sheet, which has been instrumental in driving Marriott's unit growth. He also has dramatically improved the efficiency of company-wide finance systems and controls. In 2003, Mr. Sorenson assumed responsibility for continental European lodging, where he has managed operations across more than 100 hotels and spearheaded the launch of the Courtyard brand there.

Mr. Berquist, who joined the company in December 2002, led an initiative to significantly expand effectiveness and transparency in financial analysis and reporting across the company. As CFO, he will oversee global finance, including financial reporting, project finance, financial planning, treasury, tax, audit, and risk management.

MARRIOTT INTERNATIONAL, Inc. (NYSE:MAR) is a leading lodging company with more than 3,100 lodging properties in 66 countries and territories.  Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club, Horizons by Marriott Vacation Club, The Ritz-Carlton Club and Grand Residences by Marriott brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers.  The company is headquartered in Bethesda, Maryland, USA and had approximately 146,000 employees at 2008 year-end.  It is recognized by BusinessWeek as one of the 100 best global brands, by FORTUNE® as one of the best companies to work for, and by the U.S. Environmental Protection Agency (EPA) as Partner of the Year since 2004.  In fiscal year 2008, Marriott International reported sales from continuing operations of nearly $13 billion.  For more information or reservations, please visit our web site at www.marriott.com.

IRPR #1